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                                                                  EXHIBIT (j)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 46 to Registration Statement No. 033-27489, Post-Effective Amendment No. 22 to Registration Statement No. 333-01999, and Post-Effective Amendment No. 91 to Registration Statement No. 002-10766 on Form N-1A (collectively, the "Registration Statements") of our reports each dated December 22, 2005 appearing in the Annual Reports of WM Trust I, WM Trust II and WM Strategic Asset Management Portfolio's, LLC, and to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, which are part of such Registration Statements.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 27, 2006